Exhibit 99.1
PHC Announces 13.7% Increase in 2011 Second Fiscal Quarter Total Revenues

Income from Operations Increases 41.8% to $729,000 from $514,000;
Net Income Increases 74.5% to $503,000 from $288,000

PEABODY, Mass. – February 14, 2011 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), a leading provider of inpatient and outpatient behavioral health services, today reported financial results for the Company's 2011 second fiscal quarter and six months ended December 31, 2010.

Second Fiscal Quarter of 2011 Highlights:
•	For the second fiscal quarter ended December 31, 2010, net patient care revenues increased 14.0% to $13.7 million from $12.0 million for the same period in 2009.
•	Net patient care gross margins were 45.7% compared to 46.3% for the same period in 2009.
•	Income from continuing operations increased 41.8% to $729,000 from $514,000 for the same period in 2009.
•	Net income applicable to common shareholders increased 74.5% to $503,000 from net income of $288,000 for the same period in 2009.

Year-to-Date Fiscal 2011 Highlights:
•	For the six months ended December 31, 2010, net patient care revenues increased 17.5% to $27.9 million from $23.8 million for the same period in 2009.
•	Net patient care gross margins were 48.2% compared to 45.8% for the same period in 2009.
•	Income from continuing operations was $2.0 million compared to income from continuing operations of $870,000 for the same period in 2009.
•	Net income applicable to common shareholders increased 130.9% to $1.2 million from net income of $512,000 for the same period in 2009.

Subsequent to the Quarter End:
•
Added its first adolescent recovery facility to inpatient service offerings; Renaissance Recovery, a 24-bed residential program located in Detroit, offers unique program services to the 12-17 year old population.

•
Awarded expanded service contract, which increases revenue from the current contract by 50%, to provide enhanced access services to the Detroit-Wayne County Community Mental Health Agency; expanded contract to cover 60,000 consumers in Wayne County, Mich.

Second Fiscal Quarter of 2011 Financial Results
Total net revenues from continuing operations for the three months ended December 31, 2010 increased 13.7% to $14.6 million compared to $12.9 million for the three months ended December 31, 2009. Net patient care revenues increased 14.0% to $13.7 million for the three months ended December 31, 2010 from $12.0 million for the three months ended December 31, 2009. This increase in revenues is due primarily to a 59% increase in census at Seven Hills Hospital in Las Vegas and a 65% increase in census at the Chemical Dependency unit at Harbor Oaks Hospital, partially offset by a decrease in census at Capstone Academy and a seasonal decline in census at the Company’s other inpatient facilities. Contract support services revenue provided by Wellplace increased 9.6% to $956,000 for the three months ended December 31, 2010 compared to $872,000 for the same period last year. This increase is due to expansion of the Wayne County call center contract, which increased services provided and payment under the contract.

Income from operations improved 41.8% to $729,000 for the 2011 second fiscal quarter compared to $514,000, for the same period in 2009. Income before taxes was $754,000 for the three-month period ended December 31, 2010 compared to $537,000 for the same period in 2009. Net income applicable to common shareholders was $503,000 for the 2011 second fiscal quarter, or $0.03 per basic and diluted share, compared to net income of $288,000 or $0.01 per basic and diluted share, in the 2010 second fiscal quarter.

Fiscal Year-to-Date 2011 Financial Results
For the six months ended December 31, 2010, total net revenues increased 16.4% to $29.7 million compared to $25.5 million for the same period in 2009. Net patient care revenues increased 17.5% to $27.9 million for the six months ended December 31, 2010 compared to $23.8 million for the same period in 2009. Income from operations increased 126.0% to $2.0 million compared to income from operations of $870,000 for the six months ended December 31, 2009. Net income applicable to common stockholders was up 130.9% to $1.2 million for the six months ended December 31, 2010, or $0.06 per basic and diluted share compared to net income of $512,000, or $0.03, per basic and diluted share, for the six months ended December 31, 2009.

As of December 31, 2010, the Company had cash and cash equivalents of $2.8 million compared to $4.5 million as of June 30, 2010.  This reduction in cash is partially due to investment of $1 million in the purchase of the mortgage on the property leased by the Company’s Capstone Academy.  Stockholders' equity improved to $18.3 million as of December 31, 2010 from $17.3 million as of June 30, 2010.

“For our 2011 second fiscal quarter and six months, we again generated strong operating results, which was marked by year-over-year revenue growth and continued profitability; representing our eighth consecutive profitable quarter,” said Bruce A. Shear, Pioneer's president and CEO. “Patient census at the Seven Hills Behavioral Institute facility increased 59% from the year-ago period. Seven Hills was profitable throughout the second quarter and its profitability continues to expand. Our ability to grow our business organically is demonstrated by the expanded service contract with the Detroit-Wayne County Community Mental Health Agency. We will now provide enhanced access services to 60,000 consumers and will increase revenue from the current contract by 50%.  Our acquisition of the Renaissance Recovery facility in Detroit presents an opportunity to expand our services and provide unique behavioral treatment programs to chemically impaired adolescents, ages 12-17. This facility is expected to come on line within the next thirty days and is expected to add an additional $3-$5 million in annualized revenue.   Detroit continues to represent a key growth market for us.”
The Company will hold a conference call at 4:30 p.m. ET today, to discuss the results. Interested parties should dial (877) 941-2322 (domestically) or (480) 629-9715 (internationally). A replay of the call will be available and can be accessed by dialing (877) 870-5176 (domestically) or (858) 384-5517 (internationally), using passcode 4409187.

The call will also be available live by webcast at Pioneer Behavioral Health's website at:   http://ir.phc-inc.com/phoenix.zhtml?c=71354&p=irol-calendar and will also be available over the Internet and accessible at http://viavid.net/dce.aspx?sid=00008158.

About PHC d/b/a Pioneer Behavioral Health

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:

PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO

or

Hayden IR
Brett Maas, 646-536-7331
Managing Partner
E-mail: brett@haydenir.com
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PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	December 31,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,759,472	$4,540,278
Accounts receivable, net of allowance for doubtful accounts of $4,229,690 at
December 31, 2010 and $3,002,323 at June 30, 2010	9,517,508	8,333,766
Prepaid expenses	550,445	490,662
Other receivables and advances	2,389,733	743,454
Deferred income tax asset – current	1,145,742	1,145,742
Total current assets	16,362,900	15,253,902
Restricted cash	512,197	512,197
Accounts receivable, non-current	50,434	17,548
Other receivables	55,822	58,169
Property and equipment, net	4,824,068	4,527,376
Deferred income tax asset – non-current	1,495,144	1,495,144
Deferred financing costs, net of amortization of $656,237 and $582,972 at
December 31, 2010 and June 30, 2010	116,004	189,270
Goodwill	969,098	969,098
Other assets	2,082,182	2,184,749
Total assets	$26,467,849	$25,207,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,690,677	$1,594,286
Current maturities of long-term debt	720,864	796,244
Revolving credit note	1,470,945	1,336,025
Current portion of obligations under capital leases	76,573	112,909
Accrued payroll, payroll taxes and benefits	1,864,231	2,152,724
Accrued expenses and other liabilities	1,099,402	1,040,487
Income taxes payable	424,549	23,991
Total current liabilities	7,347,241	7,056,666
Long-term debt, net of current maturities	82,558	292,282
Obligations under capital leases, net of current portion	--	19,558
Long-term accrued liabilities	689,721	582,953
Total liabilities	8,119,520	7,951,459
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized,
19,887,505 and 19,867,826 shares issued at December 31, 2010 and June 30,
2010, respectively	198,875	198,679
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,021 issued and outstanding at December 31, 2010 and June 30,
2010, each convertible into one share of Class A common stock	7,750	7,750
Additional paid-in capital	28,053,402	27,927,536
Treasury stock, 1,214,093 and 1,040,598 shares of Class A common stock at
December 31, 2010 and June 30, 2010, respectively, at cost	(1,808,734)	(1,593,407)
Accumulated deficit	(8,102,964)	(9,284,564)
Total stockholders’ equity	18,348,329	17,255,994
Total liabilities and stockholders’ equity	$26,467,849	$25,207,453

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Patient care, net	$13,675,626	$11,992,372	$27,909,448	$23,760,040
Contract support services	956,312	872,191	1,793,910	1,751,951
Total revenues	14,631,938	12,864,563	29,703,358	25,511,991
Operating expenses:
Patient care expenses	7,421,100	6,439,782	14,444,822	12,878,345
Cost of contract support services	815,383	741,504	1,523,158	1,468,981
Provision for doubtful accounts	659,839	455,345	1,663,301	928,318
Administrative expenses	5,007,094	4,714,227	10,107,163	9,366,744
Total operating expenses	13,903,416	12,350,858	27,738,444	24,642,388

Income from operations	728,522	513,705	1,964,914	869,603

Other income (expense):
Interest income	58,817	29,733	99,411	62,107
Other income	48,526	74,305	87,514	123,661
Interest expense	(81,609)	(80,885)	(161,941)	(161,478)

Total other income	25,734	23,153	24,984	24,290

Income before provision for income taxes	754,256	536,858	1,989,898	893,893
Provision for income tax	251,270	248,619	808,297	382,050

Net income	$502,986	$288,239	$1,181,601	$511,843

Basic net income per common share	$0.03	$0.01	$0.06	$0.03

Basic weighted average number of shares outstanding	19,462,818	19,800,509	19,497,457	19,899,029

Diluted net income per common share	$0.03	$0.01	$0.06	$0.03

Diluted weighted average number of shares outstanding	19,593,689	19,855,419	19,587,845	20,012,602

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